    FILED

  IN THE OFFICE OF THE

SECRETARY OF STATE OF THE

     STATE OF NEVADA

      OCT 29, 1998

       C24781-98

      DEAN HELLER,

   SECRETARY OF STATE

                            ARTICLES OF INCORPORATION

                                       OF

                        Westnet Communication Group, Inc.

     The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation  under the laws of the State of Nevada

               ARTICLE I     NAME

     The name of the corporation shall be Westnet Communication Group, Inc.

               ARTICLE II     NATURE OF BUSINESS

     This corporation may  engage in or transact any and all lawful activities or business permitted under the laws of the United States, the State of Nevada, or any other state, county, territory or nation.

               ARTICLE III     CAPITAL STOCK

     The maximum number of shares of stock that this  corporation is authorized to have outstanding at any one time is twenty-five million (25,000,000)shares of common stock having a par value of $0.001 per share.

                ARTICLE IV     ADDRESS

     The street address of the  initial registered office of the corporation shall be 2921 N. Tenaya Way, Suite 208, Las Vegas, Clark County, Nevada 89128 and the name of the initial Resident Agent for the corporation at that address is CORPORATE CAPITAL FORMATION, INC.

                ARTICLE V     SPECIAL PROVISIONS

     The stock of this corporation is intended to qualify under the requirements of Section  1244 of the Internal Revenue Code and the regulations issued thereunder. Such actions as may be necessary shall be deemed to have been taken by the appropriate officers to accomplish this compliance.

                ARTICLE VI     TERM OF EXISTENCE

     This corporation shall exist perpetually.

                ARTICLE VII     LIMITATION OF LIABILITY

     Each director, stockholder and officer, in consideration for his services, shall, in the absence of fraud, be indemnified, whether then in office or not, for the reasonable cost and expenses  incurred by him in  connection with the defense of, or for advice concerning any claim asserted or proceeding  brought against him by reason of his being or having been a  director, stockholder or officer of the corporation or of any subsidiary of the corporation, whether or not wholly owned, to the maximum extent permitted by law. The foregoing right of indemnification shall be inclusive of any other rights to which any director, stockholder or officer may be entitled as a matter of law.

               ARTICLE VIII     SELF DEALING

     No contract or other transaction between the corporation  and  other corporations, in the absence of fraud, shall be affected or invalidated by the fact  that any  one or more of the directors of the corporation is or are interested  in a contract or transaction, or are directors or officers of any other corporation,  and any director or directors,  individually or jointly, may be a party or parties to, or may be interested in such contract, act or transaction,  or in any way  connected  with  such  person or  person's  firm or corporation,  and  each and  every  person  who may  become  a  director  of the corporation  is hereby  relieved from any liability that might otherwise  exist from this  contracting  with the  corporation  for the benefit of himself or any firm,  association or corporation in which he may be in any way interested.  Any director of the corporation  may vote upon any transaction  with the corporation without  regard to the fact that he is also a  director  of such  subsidiary  or corporation.

     This corporation shall have a minimum of one  director  and a maximum of nine. The initial Board of Directors shall consist of:

     Elizabeth A. Sanders, 2921 N. Tenaya Way, Suite 208, Las Vegas, NV 89128

              ARTICLE X     INCORPORATOR

     The name and address of the incorporator is:

              CORPORATE CAPITAL FORMATION, INC.

              Michael E. Smith

              2921 N, Tenaya Way, Suite 208

              Las Vegas, Nevada 89128

     IN WITNESS  WHEREOF,  the undersigned has hereunto set his hand and seal on this 13th day of October, 1999.

     Incorporator:    /s/ Michael Smith

                     -----------------------------------

                     Corporate Capital Formation, Inc.,

                     Michael Smith, General Manager

[NOTARY SEAL

STATE OF NEVADA

COUNTY OF CLARK]